Exhibit 10 (8)
December 2, 2008
Andrew B. Schmitt
1214 Ashford Way
Kingwood, Texas 77339

Re:	Retirement Benefit (as Amended and Restated to Comply with Section 409A)
Dear Andy:
          As a result of the tax legislation contained in the American Jobs Creation Act of 2004 and the subsequent release of the final Treasury Regulations relating thereto in 2007, we are further amending and restating your existing supplemental retirement benefit originally set forth in the letter agreement between yourself and Layne, Inc., predecessor to Layne Christensen Company, dated April 3, 1995, and as amended and restated by our letter agreement dated May 3, 2005 (the “Amended Agreement”). With this new letter agreement, the Amended Agreement is null and void and replaced, in its entirety, by the terms and conditions of this new agreement. Unless otherwise defined herein, all capitalized terms shall have the meaning as defined in Appendix A.
          Layne Christensen Company (“Layne”) will provide you with an annual retirement benefit equal to 40% of the average of your total Compensation received during the highest five consecutive years out of your last ten years of employment, less 60% of your annual primary Social Security benefit, and further reduced, if at all, in the event your Separation from Service is prior to you attaining age 65 by the Early Retirement Reduction Factor (the “Annual Benefit”).
          A portion of your Annual Benefit will be deemed to have been funded by the Layne funded portion of the Layne Capital Accumulation Plan (“CAP Plan”). Accordingly, your Annual Benefit will be reduced by the annuity equivalent of the value of the Layne funded portion of the CAP Plan. The annuity equivalent shall be deemed to be equal to the annual amount payable if Layne had purchased an annuity which would be (i) purchased on the date of your Separation from Service, (ii) purchased from a company of Layne’s choice with a top Best rating for life insurance companies, (iii) payable annually, beginning on the date your Annual Benefit is to commence, for the remainder of your life (or the life of the last to die of you and your wife, as applicable), and (iv) purchased for a lump sum premium payment equal to the value of the Layne funded portion of your CAP Plan account, including earnings, as of the date of your Separation from Service.
          Except in the event of your death, payment of your Annual Benefit shall commence on the first day of the seventh month after your Separation from Service. If you are married at the time payment commences, your Annual Benefit shall be paid in the form of a monthly joint and 100% survivor annuity benefit such that you will receive a smaller benefit than

Andrew B. Schmitt
December 2, 2008

you otherwise would have if such annuity was based on your life expectancy alone, however, one hundred percent (100%) of the amount of such benefit will continue over the lifetime of your surviving spouse or you, whoever is the survivor. If you are not married when your Annual Benefit payments commence, your Annual Benefit shall be paid monthly in the form of a single lifetime annuity based upon your life and shall terminate upon your death.
          You shall be eligible for a disability benefit as described in Appendix A if your Separation from Service is on account of a Disability.
          You shall be eligible for a death benefit as described in Appendix A if your Separation from Service is on account of your death.
          Your rights to payment under this agreement are those of a general unsecured creditor of Layne and this agreement constitutes a mere promise by Layne to make benefit payments in the future. It is the intention of the parties that this arrangement be unfunded for tax purposes and for purposes of Title I of ERISA. Further, your rights to benefit payments under this agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or your beneficiary’s creditors. All disputes regarding any payment made or to be made under this agreement shall be handled in accordance with the Claims Procedure attached as Appendix B.
          This letter (including, without limitation, the annuity assumptions contained herein) does not alter the amount otherwise due to you or the terms of payment under the CAP Plan.

Sincerely,
/s/ Jerry W. Fanska
Jerry W. Fanska

     I have read, consulted with an advisor to the extent I believe necessary, and fully understand this letter and Appendices A and B. I agree that this letter agreement replaces, in its entirety, the letter agreement between myself and Layne, Inc. dated May 3, 2005. I further agree that this letter and Appendix A, along with the sums payable to me under the terms of the CAP Plan, describe fully and completely all retirement or pension benefits due to me from Layne, any of Layne’s predecessors, or any of its subsidiaries or affiliates.

/s/ A.B. Schmitt
Andrew B. Schmitt

APPENDIX A
Definitions
     “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.
     “Compensation” shall mean salary before withholding for taxes or any other purpose plus incentive compensation payments, overtime, overtime premium, commissions and bonuses, including any such amounts deferred under any plan or arrangement whatsoever, but excluding the value of fringe benefits and any other discretionary, nonrecurring or irregular payments.
     “Disability” means you (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Layne.
     “Early Retirement Reduction Factor” shall be that percentage set forth below applicable to the age at which you Separate from Service.
     “Separation from Service,” “Separate from Service” or “Separated from Service” shall have the same meaning as the term “separation from service” is referred to under Code Section 409A(a)(2)(A)(i) and interpreted pursuant to the applicable guidance issued thereunder.
Death Benefit
          The Death Benefit shall be equal to the Annual Benefit your surviving spouse would have received if (i) you had Separated from Service on the date of your death and had received the Annual Benefit, and (ii) you subsequently died; provided, however, that the Death Benefit shall be reduced by the annuity equivalent of the value of the Layne funded portion of the CAP Plan.
          Payment of the Death Benefit shall commence upon the last day of the month in which your death occurred. Any Death Benefit payable hereunder shall terminate upon the death of your surviving spouse entitled to receive such death benefit. No Death Benefit shall be payable to any beneficiary other than your surviving spouse.
Disability Benefit
          The Disability Benefit shall be determined in the same manner as the Annual Benefit is determined in the attached letter as of the time of your Separation from Service on account of Disability except that no Early Retirement Reduction Factor shall be applied if such Disability occurs prior to your 65th birthday. The Disability Benefit shall be reduced by the annuity equivalent of the value of the Layne funded portion of the CAP Plan and shall be paid in the same manner and commence at the same time as if you had Separated from Service without a Disability.
Early Retirement Reduction Factor
          In the event your Separation from Service occurs prior to your 65th birthday, the Annual Benefit so paid shall be the Annual Benefit (as computed in the attached letter) multiplied by the following percentage depending upon your age at the time you Separated from Service:

Age at Separation from Service	Percentage of Annual Benefit

55	48.81%
56	52.06%
57	55.59%
58	59.45%
59	63.68%
60	68.32%
61	73.43%
62	79.06%
63	85.31%
64	92.26%

APPENDIX B
Applicable Claims Procedures
          Layne has the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply, and interpret your Agreement and to decide all matters arising thereunder. All determinations made by Layne with respect to any matter arising under the Agreement shall be final, binding and conclusive. In the event you dispute any findings of Layne relating to the operation of your Agreement, the Claims Procedures applicable to the Agreement are set forth below.
I.	Initial Claim

A. Submitting the Claim. Upon request, Layne shall provide you or your beneficiary (“Claimant”) with a claim form which the Claimant can use to request benefits. In addition, Layne will consider any written request for benefits under the Agreement to be a claim.

B. Approval of Initial Claim. If a claim for benefits is approved, Layne shall provide the Claimant with written or electronic notice of such approval. The notice shall include:
1.	The amount of benefits to which the Claimant is entitled.

2.	The duration of such benefit.

3.	The time the benefit is to commence.

4.	Other pertinent information concerning the benefit.
C. Denial of Initial Claim. If a claim for benefits is denied (in whole or in part) by Layne, Layne shall provide the Claimant with written or electronic notification of such denial within ninety (90) days (forty-five (45) days in the case of a claim for disability benefit) after receipt of the claim, unless special circumstances require an extension of time for processing the claim. (See Section III of this Claims Procedure concerning extensions of time.) The notice of denial of the claim shall include:
1.	The specific reason that the claim was denied.

2.	A reference to the specific Agreement provisions on which the denial was based.

3.	A description of any additional material or information necessary to perfect the claim, and an explanation of why this material or information is necessary.

4.	A description of the agreement’s appeal procedures and the time limits that apply to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) if the claim is denied on appeal.

5.	Any materials required under 29 C.F.R. § 2560.503-1(g)(1)(v).
The Claimant (or his duly authorized representative) may review pertinent documents and submit issues and comments in writing to Layne. The Claimant may appeal the denial as set forth in the next section of this procedure. IF THE CLAIMANT FAILS TO APPEAL SUCH ACTION TO THE ADMINISTRATOR IN WRITING WITHIN THE PRESCRIBED PERIOD OF TIME DESCRIBED IN THE NEXT SECTION, THE ADMINISTRATOR’S DENIAL OF A CLAIM SHALL BE FINAL, BINDING AND CONCLUSIVE.
II.	Appeal Procedures

A. Filing the Appeal. In the event that a claim is denied (in whole or in part), the Claimant may appeal the denial by giving written notice of the appeal to Layne within 60 days (one hundred eighty (180) days in the case of a claim for disability benefit) after the Claimant receives the notice of denial of the claim. At the same time the Claimant submits a notice of appeal, the Claimant may also submit written comments, documents, records, and other information relating to the claim. Layne (or its designee) shall review and consider this information without regard to whether the information was submitted or considered in conjunction with the initial claim.

B. General Appeal Procedure. Layne may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. Layne shall render a decision on appeal within sixty (60) days (forty-five (45) days in the case of a claim involving disability) after the receipt by Layne of the notice of appeal, unless special circumstances require an extension of time. (See Section III for the procedures concerning extensions of time.) The appeal decision of Layne shall be provided in written or electronic form to the Claimant. If the appeal decision is adverse to the Claimant, then the written decision shall include the following:
1.	The specific reason or reasons for the appeal decision.

2.	Reference to the specific Agreement provisions on which the appeal decision is based.

3.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. (Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1 (m)(8).)

4.	A statement describing any voluntary appeal procedures offered by the Agreement and the Claimant’s right to obtain the information about such procedures.

5.	A statement of the Claimant’s right to bring an action under Section 502(a) of the Employee Retirement Income Security Act.
C. Special Appeal Procedure for Disability Claims. For the purpose of any appeal of an adverse benefit determination regarding a disability benefit, in addition to the procedures set forth in Section II.B., the following procedures shall also apply:
1.	The appeal will be conducted by an appropriate named fiduciary (a “Fiduciary”) designated by Layne. The Fiduciary will be neither the individual who denied the claim initially, nor a subordinate of such individual.

2.	In deciding the appeal, the Fiduciary shall not give any deference to the initial determination that was made concerning the claim.

3.	If the initial claim was denied based in whole or in part on a medical judgment (including a judgment as to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), then the Fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Any such professional shall be neither an individual who was consulted in connection with the initial claim, nor the subordinate of any such individual.

4.	If the Fiduciary obtains the advice of medical or vocational experts in connection with the appeal, then the Fiduciary must identify the expert(s), without regard to whether the fiduciary relied upon the advice when deciding the appeal.

5.	In the event of an adverse determination on appeal:
a.	If an internal rule, guideline, protocol, or other similar criterion was relied upon in making decision on appeal, then the written decision on appeal shall include either (a) the specific rule, guideline, protocol, or other similar criterion, or (b) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to the Claimant free of charge upon request.

b.	If the decision on appeal was based on a medical necessity or experimental treatment or similar exclusion or limit, then the written decision on appeal shall include either (a) an explanation of the scientific or clinical judgment for the determination, applying the terms of the Agreement to the Claimant’s medical circumstances, or (b) a statement that such explanation will be provided free of charge upon request.

c.	The written decision on appeal shall include the following statement: “You and your Agreement may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”
III.	Extensions of Time

A. Notice of Extension. If Layne requires an extension of time, Layne shall provide the Claimant with written or electronic notice of the extension before the first day of the extension. The notice of the extension shall include:
1.	An explanation of the circumstances requiring the extension. These circumstances must be matters beyond the control of the Agreement or Layne.

2.	The date by which Layne expects to render a decision.

3.	The standard on which the Claimant’s entitlement to a benefit is based.

4.	The unresolved issues, if any, that prevent a decision on the claim or on appeal, and the information needed to resolve those issues. In the event that such information is needed:
a.	The Claimant shall have at forty-five (45) days in which to provide the specified information.

b.	The time for determining an initial claim shall be tolled from the date on which the notice of extension is sent to the Claimant, until the date on which the Claimant responds to the request for additional information.

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B. Length of Extension. For purposes of an initial claim not involving disability, no more than one extension of ninety (90) days shall be allowed. For purposes of an initial claim involving disability, no more than two extensions of thirty (30) days each shall be allowed. For purposes of an appeal not involving disability, no more than one extension of sixty (60) days shall be allowed. For purposes of an appeal involving disability, no more than one extension of forty-five (45) days shall be allowed.
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